Exhibit 12.1

JDT LEGAL
P.L.L.C.

897 Baxter Drive
So. Jordan, Utah 84095
(801) 810-4465
Admitted in the State of Utah

October 4, 2022

Ethema Health Corporation
950 Evernia Street
West Palm Beach, FL 33401

Re: Ethema Health Corporation – Offering Statement on Form 1-A

Ladies and Gentlemen:

We have acted, at your request, as special counsel to Ethema Health Corporation, a Colorado corporation (the "Company"), for the purpose of rendering an opinion on the Company's offering statement for a Tier 2 Regulation A offering filed on Form 1-A (the "Offering Statement") with the U.S. Securities and Exchange Commission ("SEC"). The Offering Statement contemplates the issuance of up to 4,166,666,666 shares of Common stock, par value of $0.01, offered by the Company at a price of $0.0012 per share (the "Shares").

In rendering this opinion, we have reviewed (a) statutes of the State of Colorado, to the extent we deem relevant to the matter opined upon herein; (b) true copies of the Articles of Incorporation of the Company and all amendments thereto; (c) the By-Laws of the Company; (d) selected proceedings of the board of directors of the Company authorizing the issuance of the Shares; (e) certificates of officers of the Company and of public officials; (f) and such other documents of the Company and of public officials as we have deemed necessary and relevant to the matter opined upon herein.

We have assumed (a) the Offering Statement filed on Form 1-A and all corresponding exhibits (collectively, the "Documents") have been duly authorized and executed; (b) the persons who executed the Documents had the legal capacity to do so; and (c) the persons identified as officers are actually serving as such and that any shares issued under and pursuant to the Offering Statement will be properly authorized by one or more such persons.

Based upon our review described herein, it is our opinion the Shares are duly authorized and when/if issued and delivered by the Company against payment therefore, as described in the Offering Statement, will be validly issued, fully paid, and non-assessable.

We have not been engaged to examine, nor have we examined, the Offering Statement for the purpose of determining the accuracy or completeness of the information included therein or the compliance and conformity thereof with the rules and regulations of the SEC or the requirements of Form 1-A, and we

express no opinion with respect thereto. The forgoing opinion is strictly limited to matters of Colorado corporation law; and we do not express an opinion on the federal law of the United States of America or the law of any state or jurisdiction therein other than Colorado, as specified herein.

We hereby consent to the filing of this opinion as Exhibit 12.1 to the Offering Statement. We assume no obligation to update or supplement any of the opinion set forth herein to reflect any changes of law or fact that may occur following the date hereof.

Sincerely,

/s/ JDT Legal, PLLC
JDT Legal, PLLC